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EXHIBIT 11.1

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                            PARADIGM TECHNOLOGY, INC.
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                   (in thousands, except net income per share)

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                                                               Three Months Ended             Nine Months Ended
                                                               ------------------             -----------------
                                                         Sept. 30,         Sept. 30,       Sept. 30,      Sept. 30,
                                                           1996              1995            1996           1995
                                                           ----              ----            ----           ----

Net income (loss)                                         ($7,280)         $  1,540         ($23,735)      $3,465
                                                          -------          --------         --------       ------

Weighted average shares outstanding:
     Common Stock                                           7,184             6,485            6,933        2,847
     Convertible Preferred Stock                               --                --               --        2,133
     Common Stock issuable upon exercise of
     options and warrants (2)                                  --               757              200        1,004
                                                          -------           --------        --------       ------
Weighted average common shares and
         equivalents                                        7,184             7,242            7,133        5,984
                                                          =======           =======         ========       ======

Net income  (loss) per share                               ($1.01)          $  0.21           ($3.33)       $0.58
                                                          =======           =======         ========       ======


(1) This Exhibit should be read with Note 2 of Notes to Condensed Financial Statements.

(2) Stock options and warrants granted subsequent to May 1994, and prior to the completion of the Company's initial public offering ("IPO") of common stock, have been included in the calculation of common and common equivalents shares as if they were outstanding for all periods prior to the Company's IPO of 2,300,000 shares of common stock which closed on July 5, 1995.

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